================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
             Information statement pursuant to Rule 13d-1 and 13d-2


                               (Amendment No. 6)*

                                SPIRE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, 0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   848565 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

                                Page 1 of 4 Pages

=====================                                          =================
CUSIP NO. 848565 10 7              SCHEDULE 13G                PAGE 2 OF 4 PAGES
=====================                                          =================

================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Roger G. Little
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(SEE INSTRUCTIONS)
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    2,361,045 Shares
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0 Shares
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            2,361,045 Shares
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    0 Shares
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,361,045 Shares
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                    [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      34.5%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON(SEE INSTRUCTIONS)

      IN
================================================================================

                                Page 2 of 4 Pages

=====================                                          =================
CUSIP NO. 848565 10 7              SCHEDULE 13G                PAGE 3 OF 4 PAGES
=====================                                          =================

ITEM 1.
              (a)  Name of Issuer:
                   --------------
                   Spire Corporation

              (b)  Address of Issuer's Principal Executive Offices:
                   -----------------------------------------------
                   One Patriots Park
                   Bedford, Massachusetts  01730-2396

ITEM 2.
              (a)  Name of Person Filing:  Roger G. Little
                   ---------------------

              (b)  Address of Principal Business Office, or, if None, Residence:
                   -------------------------------------------------------------
                   One Patriots Park, Bedford, Massachusetts  01730-2396

              (c)  Citizenship:  United States
                   -----------

              (d)  Title of Class of Securities:
                   ----------------------------
                   Common Stock, $0.01 par value per share

              (e)  CUSIP Number:  848565 10 7
                   ------------

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b),
              ------------------------------------------------------------------
              CHECK WHETHER THE PERSON FILING IS A:
              -------------------------------------
              (a) [ ] Broker or dealer registered under Section 15 of the Act.
              (b) [ ] Bank as defined in Section 3(a)(6) of the Act.
              (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                      Act.
              (d) [ ] Investment company registered under Section 8 of the
                      Investment Company Act of 1940.
              (e) [ ] An Investment advisor registered under Section 203 of the
                      Investment Advisors Act of 1940.
              (f) [ ] An employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see Rule 13d-1(b)(1)(ii)(F).
              (g) [ ] A parent holding company, in accordance with Rule
                      13d-1(b)(ii)(G); see Item 7,
              (h) [ ] A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.
              (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
              (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.       OWNERSHIP:
              ---------

              (a) Amount Beneficially Owned: See Item 9 of Cover Page

              (b) Percent of Class: See Item 11 of Cover Page

              (c) Number of shares as to which such person has:
                  (i) Sole power to vote or to direct the vote: See Item 5 of Cover Page
                  (ii) Shared power to vote or to direct the vote: See Item 6 of Cover Page
                  (iii)  Sole power to dispose or to direct the disposition of:
                         See Item 7 of Cover Page
                  (iv) Shared power to dispose or to direct the disposition of: See Item 8 of Cover Page

                                Page 3 of 4 Pages

=====================                                          =================
CUSIP NO. 848565 10 7              SCHEDULE 13G                PAGE 4 OF 4 PAGES
=====================                                          =================

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
              --------------------------------------------
              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
              ---------------------------------------------------------------
              Not applicable to reporting person.


ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR
              ---------------------------------------------------------------
              CONTROL PERSON
              --------------
              Not applicable to reporting person.


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
              ---------------------------------------------------------
              Not applicable to reporting person.


ITEM 9.       NOTICE OF DISSOLUTION OF THE GROUP
              ----------------------------------
              Not applicable to reporting person.


ITEM 10.      CERTIFICATION
              -------------
              Not applicable to reporting person.




                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 Date:  February 14, 2005
                                                        ------------------------

                                                 By:    /s/ Roger G. Little
                                                        ------------------------
                                                 Name:  Roger G. Little
                                                 Title: President & CEO


                                Page 4 of 4 Pages